Exhibit 99.1
GREAT PLAINS ENERGY REPORTS
FULL-YEAR AND FOURTH QUARTER RESULTS FOR 2009

Income from Continuing Operations Rises 27%

Kansas City, Mo. (February 25, 2010) — Great Plains Energy (NYSE: GXP) today announced full-year 2009 earnings of $148.5 million or $1.14 per share of common stock outstanding, compared with full-year 2008 earnings of $152.9 million or $1.51 per share.  Higher average shares outstanding in 2009 resulted in $0.33 per share of dilution.  Income from continuing operations was $151.9 million in 2009 versus $119.7 million in 2008.

The company was successful during 2009 in driving improved income from continuing operations through implementing new retail rates in Kansas and Missouri, improving its generating fleet performance, reducing purchased power expense, tightly controlling operations and maintenance expense, and obtaining a favorable tax settlement.  These accomplishments offset the negative impacts of lower customer consumption caused by the recession, extremely mild summer weather and lower wholesale prices.

Earnings in 2009 also reflected the first full-year impacts from the transformational steps the Company completed in 2008 to focus and expand its regulated utility platform including:
•
A full-year’s contribution from KCP&L Greater Missouri Operations Company (“GMO”) formerly Aquila, which was included for only a partial year in 2008 following the July 14, 2008 acquisition by Great Plains Energy; and

•	Unfavorable comparative results from the discontinued operations of Strategic Energy, which Great Plains Energy sold in June 2008.

“In 2009, though faced with the combined impact of a difficult economy and cool summer weather, we kept our focus on serving our customers, executing our plan, and building a platform for long-term shareholder value,” stated Mike Chesser, Chairman and CEO.  “Our accomplishments this year were many:  We completed the environmental retrofit and unit overhaul of Iatan 1, made significant progress on the construction of Iatan 2, diligently managed expenses, increased the synergies we expect to achieve from the GMO acquisition, achieved Tier 1 customer satisfaction and system reliability, completed five rate cases with constructive outcomes, filed the first Iatan 2 rate case, and ran our generation fleet well throughout the year.  Our successful performance in each of these areas, particularly given the headwinds we encountered, reflects a company that is strong at its core.”

Great Plains Energy Full Year:

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$157.8	$143.1	$1.22	$1.41
Other	(5.9)	(23.4)	(0.05)	(0.23)
Income from continuing operations	151.9	119.7	1.17	1.18
Strategic Energy discontinued operations	(1.5)	35.0	(0.01)	0.35
Net income	150.4	154.7	1.16	1.53
Less: Net income attributable to noncontrolling interest	(0.3)	(0.2)	-	-
Net income attributable to Great Plains Energy	150.1	154.5	1.16	1.53
Preferred dividends	(1.6)	(1.6)	(0.02)	(0.02)
Earnings available for common shareholders	$148.5	$152.9	$1.14	$1.51

Note: 2008 reflects GMO results for the period July 14 through December 31, 2008

Key drivers influencing full-year 2009 reported earnings compared to 2008 were the following items:

•	A $14.7 million increase in Electric Utility segment earnings primarily driven by the following:
o	An $11.0 million increase from GMO’s utility operations, reflecting inclusion for the full-year in 2009 as well as other factors listed below that impacted the segment overall;
o
A $3.7 million increase in KCP&L’s earnings.  Positive contributors included approximately $133 million from the combination of new retail rates and a decrease in purchased power expense.  Negative drivers included about $55 million in reduced wholesale sales, $36 million in lower weather-normalized customer usage, and $18 million attributable to unfavorable weather, along with a $25 million increase in depreciation and amortization expense.

•	A $17.4 million improvement in Other segment results, including a $16.0 million tax benefit from a 2003-04 tax audit settlement at GMO.

•	A loss of $1.5 million from the discontinued operations of Strategic Energy in 2009, compared to income of $35.0 million in 2008.

In addition, average shares of common stock outstanding increased 28% to 129.8 million shares primarily as a result of shares issued in 2008 for the GMO acquisition and the 2009 public offering, which resulted in dilution of $0.33 per share.

Great Plains Energy ended 2009 with a strong liquidity position, with approximately $900 million of available capacity on the Company’s $1.4 billion of revolving credit facilities.

Great Plains Energy Fourth Quarter:
For the fourth quarter of 2009, reported earnings were $15.2 million or $0.11 per share, compared to $6.6 million or $0.06 per share for the same period last year.

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$23.7	$15.7	$0.17	$0.13
Other	(8.8)	(8.5)	(0.06)	(0.07)
Income from continuing operations	14.9	7.2	0.11	0.06
Strategic Energy discontinued operations	0.8	-	0.01	-
Net income	15.7	7.2	0.12	0.06
Less: Net income attributable to noncontrolling interest	(0.1)	(0.2)	-	-
Net income attributable to Great Plains Energy	15.6	7.0	0.12	0.06
Preferred dividends	(0.4)	(0.4)	(0.01)	-
Earnings available for common shareholders	$15.2	$6.6	$0.11	$0.06

Key drivers influencing the $8.6 million increase in earnings for the fourth quarter of 2009 included an $8.0 million increase in Electric Utility earnings, driven by new retail rates and decreased purchased power expense partially offset by lower weather-normalized customer consumption, unfavorable weather, increased depreciation and amortization expense and higher interest expense.

Average shares of common stock outstanding increased 15% to 136.4 million primarily as a result of the 2009 public offering, resulting in dilution of $0.02 per share.

Electric Utility Segment Full Year:
The Electric Utility segment consists of KCP&L and GMO’s regulated utility operations.  Full-year 2009 earnings were $157.8 million or $1.22 per share compared to $143.1 million or $1.41 per share in 2008.  Segment results reflect dilution of $0.34 per share for the full year due to increased average shares outstanding.

Electric Utility Segment
Year Ended December 31
(Unaudited)

	2009			2008
	Electric			Electric
	Utility	GMO	KCP&L	Utility*	GMO*	KCP&L
	(millions, except per share amounts)
Revenues	$1,965.0	$646.8	$1,318.2	$1,670.1	$327.1	$1,343.0
Earnings	$157.8	$28.9	$128.9	$143.1	$17.9	$125.2
EPS	$1.22	$0.22	$1.00	$1.41	$0.17	$1.24

     *Note: 2008 reflects GMO results for the period July 14 through December 31, 2008

GMO utility operations’ earnings for the full-year 2009 increased $11.0 million compared to 2008 primarily as a result of the inclusion of GMO for the full-year 2009 and improvement in GMO’s fourth quarter earnings.

Key drivers influencing KCP&L’s results for the full-year 2009 included the following:

•	Decreased revenue of $24.8 million including:

o
A decline in wholesale revenue of $55.3 million, or 25%, driven by a 38% decrease in the average market price per MWh as a result of lower natural gas prices.  This decrease was partially offset by a 7% increase in volume due to more MWhs available for wholesale sales as a result of decreased retail load requirements.

o	An increase in retail revenue of $30.6 million as a result of the following:
▪	An approximate $85 million increase due to new retail rates which became effective on August 1 in Kansas and September 1 in Missouri;
▪
An approximate $36 million decrease attributable to lower weather-normalized customer consumption.  KCP&L’s full-year weather-normalized retail MWh sales declined 1.8% as a result of declines of 7.9%, 1.2%, and 0.4% in the industrial, commercial, and residential sectors, respectively; and

▪	An approximate $18 million decrease resulting from cooler weather compared to 2008
•	Compared to normal, the negative revenue impact of 2009’s weather was approximately $28 million.

•	Decreased purchased power expense of $48.2 million primarily due to a 50% decrease in the average price per MWh as a result of lower natural gas prices.

•	Increased non-fuel operating expense of $6.0 million
o
Contributors included increased employee-related costs and a $7.5 million payment to terminate an agreement with a developer for a wind turbine project.  These increases were partially offset by more efficient operations, spending reductions and realized synergies from the GMO acquisition.

•	Increased depreciation and amortization expense of $25.3 million
o
Approximately $10.8 million was driven by additional regulatory amortization pursuant to KCP&L’s recent rate cases, with the remainder primarily due to completion of the Iatan 1 environmental project and unit overhaul, as well as normal plant additions.

•
Increased interest expense of $12.6 million primarily due to KCP&L’s issuance of $400 million of first mortgage bonds in March 2009, which was partially offset by lower interest costs on short-term debt and a $7.5 million increase in the debt component of allowance for funds used during construction (AFUDC).

•	Increased equity component of AFUDC of $8.2 million due to a higher average Construction Work in Progress balance.

•	Decreased tax expense of $12.9 million primarily due to an increase in the deferred tax balance in 2008 as a result of an increase in the composite tax rate reflecting the sale of Strategic Energy.

The Equivalent Availability Factor (EAF) and the Capacity Factor for KCP&L were impacted by outages in the fourth quarter of 2008 and in the first quarter of 2009 for the Air Quality Control System tie-in and unit overhaul at Iatan 1.  The EAF and Capacity Factor for GMO in the fourth quarter of 2008 and first quarter of 2009 were also impacted by the Iatan 1 outage as well as an outage at Sibley 3 to complete an environmental upgrade.  In addition, 2008 and 2009 fleet performance at KCP&L was influenced by refueling outages at Wolf Creek.  Overall, total fleet performance for the full-year periods was generally comparable, with a slight improvement in availability in 2009.

	Year Ended
	December 31
	2009	2008
Equivalent Availability - KCP&L Coal Fleet	79%	78%
Capacity Factor - KCP&L Coal Fleet	73%	74%

Equivalent Availability - Wolf Creek	86%	83%
Capacity Factor - Wolf Creek	86%	83%

Equivalent Availability - Total KCP&L	80%	79%
Capacity Factor - Total KCP&L	76%	76%

Equivalent Availability - GMO Coal Fleet	79%	66%	*
Capacity Factor - GMO Coal Fleet	67%	58%	*

Equivalent Availability - Total GPE	80%	78%	*
(KCP&L and GMO Coal and Nuclear)

Capacity Factor - Total GPE	73%	74%	*
(KCP&L and GMO Coal and Nuclear)

* 2008 reflects GMO results for the period July 14 through December 31, 2008

Electric Utility Segment Fourth Quarter:
Quarterly earnings for the Electric Utility segment were $23.7 million or $0.17 per share compared to $15.7 million or $0.13 per share in 2008.  Segment results also reflect additional shares outstanding, causing segment dilution of $0.03 per share for the quarterly period.

Electric Utility Segment
Three Months Ended December 31
(Unaudited)

	2009			2008
	Electric			Electric
	Utility	GMO	KCP&L	Utility	GMO	KCP&L
	(millions, except per share amounts)
Revenues	$477.6	$157.2	$320.4	$443.9	$157.2	$286.7
Earnings	$23.7	$3.7	$20.0	$15.7	$(0.7)	$16.4
EPS	$0.17	$0.03	$0.14	$0.13	$(0.01)	$0.14

Key drivers influencing the quarter for the segment included the following:

•	Increased revenue of $33.7 million
o	Retail revenue increased $36.5 million including:
▪	An approximate $65 million increase due to new retail rates which became effective on August 1 in Kansas and September 1 in Missouri;
▪
An approximate $10 million decrease attributable to lower weather-normalized customer demand.  Weather-normalized retail MWh sales in the quarter dropped 0.4% primarily due to declines of 4.6% and 1.5% in the industrial and commercial segments, respectively.  Residential sales increased by 2.8%;

▪	An estimated $4.0 million decrease resulting from warmer weather compared to 2008
•	Compared to normal, the negative revenue impact of weather in the 2009 quarter was approximately $1 million.

o
Somewhat offsetting the retail revenue increase was a $2.9 million decline in wholesale revenue, driven by a 32% decrease in the average market price per MWh as a result of lower natural gas prices offsetting a 19% increase in MWh sales.

•
Decreased purchased power expense of $27.8 million due to a 30% decrease in the average price per MWh as a result of lower natural gas prices and a 25% decrease in MWh purchases due to increased generation fleet availability, as discussed below.

•	Increased depreciation and amortization of $13.3 million
o
Approximately $7.0 million was driven by additional regulatory amortization pursuant to KCP&L’s recent rate cases with the remainder primarily due to depreciation of environmental projects recently placed in service.

•	Increased interest expense of $4.2 million primarily due to KCP&L’s issuance of $400 million of first mortgage bonds in March 2009, mitigated to a degree by lower interest costs on short-term debt.

Wholesale sales volumes rose and purchased power volumes fell during the quarter as a result of strong coal plant performance as well as improved availability for Iatan 1 and Sibley 3 in the 2009 quarter compared to 2008 when both were off-line for much of the quarter for environmental upgrades.  These positive effects more than offset the impact of the refueling outage at the Wolf Creek nuclear unit during the 2009 quarter.

	Three Months Ended
	December 31
	2009	2008
Equivalent Availability - KCP&L Coal Fleet	91%	70%
Capacity Factor - KCP&L Coal Fleet	85%	66%

Equivalent Availability - Wolf Creek	53%	100%
Capacity Factor - Wolf Creek	53%	100%

Equivalent Availability - Total KCP&L	83%	76%
Capacity Factor - Total KCP&L	79%	73%

Equivalent Availability - GMO Coal Fleet	70%	48%
Capacity Factor - GMO Coal Fleet	61%	41%

Equivalent Availability - Total GPE	80%	71%
(KCP&L and GMO Coal and Nuclear)

Capacity Factor - Total GPE	75%	65%
(KCP&L and GMO Coal and Nuclear)

Other Segment Full-Year:
Results for the Other segment primarily include unallocated corporate charges, GMO non-regulated operations, preferred dividends and non-controlling interests.  For the full-year 2009, Other generated a loss of $7.8 million or $0.07 per share compared to a loss of $25.2 million or $0.25 per share in 2008.

Other Segment
Year Ended December 31
(Unaudited)

	2009	2008
	(millions, except per share amounts)
Earnings	$(7.8)	$(25.2)
EPS	$(0.07)	$(0.25)

The decreased loss was driven by a $16.0 million tax benefit from GMO’s 2003-2004 federal tax audit settlement, partially offset by $11.4 million of after-tax interest expense from the Equity Units issued in May.

The 2008 loss included, among other items, mark-to-market losses of $5.7 million for interest rate hedges, a $3.6 million after-tax benefit from the reversal of interest expense, and a $3.4 million after-tax benefit from the release of an accrued legal liability.

Other Segment Fourth Quarter:
For the 2009 fourth quarter, the Other segment generated a loss of $9.3 million or $0.07 per share compared to a loss of $9.1 million or $0.07 per share in 2008.

Other Segment
Three Months Ended December 31
(Unaudited)

	2009	2008
	(millions, except per share amounts)
Earnings	$(9.3)	$(9.1)
EPS	$(0.07)	$(0.07)

Results in the 2009 period reflect $4.6 million of after-tax interest expense from the Equity Units issued in May and a $2.5 million reduction in losses from GMO non-utility activities.

2010 Earnings Guidance and Business Outlook

For 2010, Great Plains Energy expects its earnings per share to be in the range of $1.20 to $1.40.  Key assumptions for 2010 include:

•	Projected revenue in the range of $2.1 to $2.2 billion

o	Assumes normal weather and weather-normalized retail MWh sales decline of 0.2 percent compared to 2009’s decline of 1.2 percent

•	Only rate increase impact is for KCP&L Kansas projected to be effective December 2010

•	AFUDC earnings in the range of $65 to $70 million based on an average Construction Work in Progress balance of $1.0 billion to $1.2 billion

•	Average equivalent availability factor and capacity factor for generation fleet of approximately 85 percent and 79 percent, respectively

•	Capital expenditures of approximately $610 to $680 million

•	No common stock issuances; issuance of $200 to $400 million of long-term debt

•	Effective tax rate for continuing operations of approximately 30 percent

The Company announced in January 2010 that it was commencing a reforecast of the cost and schedule of its Iatan 2 construction project.  The Company expects the results of the reforecast to be available before the end of the first quarter of 2010.  At this time, the Company anticipates that the results of the reforecast will not impact its guidance range for 2010.

“Economic conditions in our region appear to be stabilizing and we therefore believe that weather-normalized customer consumption this year is likely to be relatively flat compared to 2009,” commented Chairman and CEO Mike Chesser. “However, we expect that our continued emphasis on running our plants well and controlling expenses will contribute to improved earnings per share in 2010 compared to last year.  We also see the ‘end in sight’ on Iatan 2 and will focus on bringing the plant into service at a cost per kilowatt that compares well with other similar units placed in service at around the same time.  While the benefits of this impressive asset are not reflected in our 2010 earnings guidance, it will provide long-term value to our shareholders and our customers once it is on-line as expected later this year and is included in rates.”

The Company has posted its 2009 Form 10-K, as well as supplemental financial information related to the fourth quarter and full-year performance on its website.  Additional details on 2010 guidance, as well as drivers for 2011 and 2012, will be provided during the fourth quarter and year-end earnings conference call and webcast; additional details are provided below.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Friday, February 26, 2010, to review the Company’s fourth quarter and full-year 2009 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

The conference call can be accessed by dialing 877-791-9323 (U.S./Canada) or 706-758-1332 (international) five to ten minutes prior to the scheduled start time.  The confirmation code is 50890800. The call will also be webcast and may be accessed in a listen-only mode on Great Plains Energy’s website at www.greatplainsenergy.com.

A replay and transcript of the call will be available later in the day by accessing the Investor Relations section of the company’s website.  A telephonic replay of the conference call will also be available for one week following the call by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international).  The confirmation code is 50890800.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including, but not limited to, possible further deterioration in economic conditions and the timing and extent of any economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and Kansas City Power & Light Company (KCP&L); changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including, but not limited to, retirement compensation and benefits costs; the timing and amount of resulting synergy savings from the acquisition of KCP&L Greater Missouri Operations Company; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Each forward-looking statement speaks only as of the date of the particular statement.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, Director of Investor Relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Katie McDonald, Director of Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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